UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 27, 2008

Ladenburg Thalmann Financial Services Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	001-15799	650701248
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4400 Biscayne Blvd., 12th Floor, Miami, Florida		33137
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(212) 409-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Diane Chillemi as CFO

On March 27, 2008, Ladenburg Thalmann Financial Services Inc. (the "Company") announced that Diane Chillemi will cease to be the Company's Chief Financial Officer effective April 10, 2008. Ms. Chillemi has been named Senior Vice President and Chief Financial Officer of Ladenburg Thalmann & Co. Inc., one of the Company's principal operating subsidiaries. In this capacity she will oversee various administrative functions, including human resources, in addition to finance and accounting and will report to Mark Zeitchick, Chief Executive Officer of Ladenburg Thalmann & Co. Inc. Ms. Chillemi will also continue to serve as a member of the Board of Directors of Ladenburg Thalmann & Co. Inc.

(c) Appointment of Brett Kaufman as CFO

On March 27, 2008, the Company announced that Brett Kaufman, 35, will be appointed as the Company’s new Chief Financial Officer effective April 10, 2008 and will assume the duties of principal financial officer and principal accounting officer on such date. Mr. Kaufman joins the Company from Bear, Stearns & Co. Inc., where he has been employed since April 1999 and most recently served as Managing Director and Director of Financial Planning and Analysis in the Controller's Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. Previously, Mr. Kaufman was a Senior Associate in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He holds a B.S. in Accounting from Binghamton University and is a Certified Public Accountant.

Employment Letter with Brett Kaufman

The Company and Mr. Kaufman have executed an Employment Letter dated as of February 8, 2008 (the "Letter"). A copy of the Letter is attached as Exhibit 10.1 to this current report on Form 8-K and is incorporated by reference herein. The description of Mr. Kaufman’s Letter in Item 5.02 of this current report on Form 8-K is qualified in its entirety by the terms of the Letter.

Term, Salary and Bonus. The Letter provides for an initial term expiring December 31, 2009, subject to automatic one-year renewals. Under the terms of the Letter, Mr. Kaufman will receive a base salary of $200,000 per year. Mr. Kaufman will also be eligible for an annual discretionary bonus which shall not be less than $100,000 with respect to 2008. Mr. Kaufman is eligible for all health and welfare benefits generally available to the Company’s full-time employees, he will be reimbursed for reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of the Company and vacation. In addition, as set forth in the Letter, the Company will pay certain amounts for Mr. Kaufman's relocation expenses, for brokerage fees in connection with the sale of his house in New York and for Mr. Kaufman's legal fees in connection with the negotiation of the Letter.

Option Grant. On March 25, 2008, Mr. Kaufman will receive an option grant of 150,000 shares with an exercise price equal to the greater of $2.30 and the fair market value of the Company’s common stock on that date. The options will vest and become exercisable in four equal annual installments beginning on the first anniversary of the date of grant. The options will have a ten year term. In addition, all unvested options will vest immediately upon a "Change of Control," or upon Mr. Kaufman's termination due to death, "Disability," without "Cause" or with "Good Reason."

Termination and Benefits. The Letter may be terminated at any time by Mr. Kaufman or the Company. The Letter will terminate upon Mr. Kaufman’s death, and may be terminated by the Company upon "Disability" or with or without "Cause", or by Mr. Kaufman with or without "Good Reason." For two years after termination, Mr. Kaufman has agreed not to solicit the Company’s employees or customers. If the Letter is terminated by the Company without "Cause" or by Mr. Kaufman for "Good Reason," Mr. Kaufman will be entitled to receive as severance pay from the Company an amount equal to his annual base salary plus a bonus of $100,000 for any such termination in 2008. In the event that Mr. Kaufman's employment is terminated due to death or "Disability," Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year (which for any termination in 2008 shall be deemed to be $100,000). In addition, Mr. Kaufman and his family will be entitled to receive subsidized health and dental benefits for a period of up to 18 months following any termination due to death, "Disability," without "Cause" or with "Good Reason."

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Letter dated as of February 8, 2008 between Ladenburg Thalmann Financial Services Inc. and Brett Kaufman

99.1 Press Release dated March 27, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ladenburg Thalmann Financial Services Inc.

March 28, 2008	By:	/s/ Richard J. Lampen

Name: Richard J. Lampen
Title: President and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Letter dated as of February 8, 2008 between Ladenburg Thalmann Financial Services Inc. and Brett Kaufman
99.1	Press release dated March 27, 2008